Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
First Quarter 2006 Operating Results
Baton Rouge, LA — Tuesday, May 9, 2006 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the first quarter ended March 31, 2006.
First Quarter Results
Lamar reported net revenues of $253.3 million for the first quarter of 2006 versus $232.8 million for the first quarter of 2005, an 8.8% increase. Operating income for the first quarter of 2006 was $27.3 million as compared to $29.1 million for the same period in 2005. There were net earnings of $1.5 million for the first quarter of 2006 compared to net earnings of $5.0 million for the first quarter of 2005.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net income at the end of this release), for the first quarter of 2006 was $101.8 million versus $96.4 million for the first quarter of 2005, a 5.6% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the first quarter of 2006 was $29.2 million as compared to $56.7 million for the same period in 2005, a 48.5% decrease. The decline in free cash flow was primarily due to an increase in capital expenditures of $26.1 million as compared to the first quarter of 2005. Of this increase, approximately $17.7 million was for the deployment of new digital billboards and approximately $7.1 million was for reconstruction of inventory that was destroyed in last fall’s hurricanes. Interest, net of interest income and amortization of financing costs also increased by approximately $4.3 million due to rising interest rates and current taxes increased by approximately $2.6 million related to Canadian and U.S. state income taxes.
Pro forma net revenue for the first quarter of 2006 increased 6.2% and pro forma EBITDA increased 5.4% as compared to the first quarter of 2005. Direct advertising and general and administration expenses excluding non-cash compensation increased 6.7% on a pro forma adjusted basis. This increase was due to several expected factors including our expanded vegetation control program, site lease expense, payroll expense and an increase in logo expenses related to the renewal of certain contracts with state authorities. Pro forma net revenue and EBITDA include adjustments to the 2005 period for acquisitions and divestitures for the same time frame as actually owned in the 2006 period, excluding new markets acquired as a result of the acquisition of Obie Media Corporation (the “Obie markets”), which closed on January 18, 2005. As a result, our pro forma results for each of the 2006 period and the 2005 period (with respect to the portion of such period in which we operated the Obie markets) exclude the operating results from the Obie markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

FASB 123R: Share Based Payment (“FAS 123R”)
The Company adopted FAS 123R on January 1, 2006 under the modified-prospective approach which requires it to recognize non-cash compensation cost in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized for the three months ended March 31, 2006 is $3.0 million which consists of $1.8 million related to the Company’s options and Employee Stock Purchase Plan as explained above and $1.2 million related to stock grants, which may be made under the Company’s performance-based stock incentive program.
Stock Repurchase Program
In November 2005, we began implementing a $250 million stock repurchase program. Through March 31, 2006, we spent approximately $140 million to repurchase 2.8 million shares of our Class A common stock at an average price per share of $50.15. At March 31, 2006, $110 million remained available for repurchase under the repurchase plan.
Guidance
For the second quarter of 2006 the Company expects net revenue to be approximately $284 million. On a pro forma basis the Company expects revenue to increase approximately 6% for the quarter.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the second quarter of 2006. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) changes in the regulation of the outdoor advertising industry that could adversely affect us; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the general health of the economy and the demand for advertising; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measure
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Obie markets from our pro forma results, which we intend to do until we have operated them for at least twelve months, is useful to investors because of integration issues that are unique to these assets, which are comprised primarily of transit assets. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results Tuesday, May 9, 2006 at 2:00 p.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call
All Callers: 1-334-323-9871 or 1-334-323-9872
Passcode: Lamar
Replay: 1-877-919-4059
Passcode: 27954173
Available through Friday, May 12, 2006 at 11:59 p.m. eastern time
Live Webcast: www.lamar.com
Webcast Replay: www.lamar.com
Available through Friday, May 12, 2006 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states and Puerto Rico, logo businesses in 19 states and the province of Ontario, Canada and over 70 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended
	March 31,
	2006	2005
Net revenues	$253,333	$232,829

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	95,209	84,476
General and administrative expenses (exclusive of non-cash compensation and depreciation and amortization)	46,314	42,755
Corporate expenses (exclusive of non-cash compensation and depreciation and amortization)	9,979	9,189
Non-cash compensation	2,998	—
Depreciation and amortization	73,178	69,238
Gain on disposition of assets	(1,678)	(1,958)

	226,000	203,700

Operating income	27,333	29,129
Other expense (income)
Interest income	(227)	(452)
Interest expense	24,843	20,862

	24,616	20,410

Income before income tax expense	2,717	8,719
Income tax expense	1,177	3,684

Net income	1,540	5,035
Preferred stock dividends	91	91

Net income applicable to common stock	$1,449	4,944

Earnings per share:
Basic earnings per share	$0.01	$0.05

Diluted earnings per share	$0.01	$0.05

Weighted average common shares outstanding:
Basic	105,009,487	104,433,456
Diluted	105,857,006	104,945,008
OTHER DATA
Free Cash Flow Computation:
EBITDA	$101,831	$96,409
Interest, net of interest income and amortization of financing costs	(23,403)	(19,077)
Current tax expense	(2,601)	(74)
Preferred stock dividends	(91)	(91)
Total capital expenditures:
Traditional capital expenditures	(21,454)	(20,193)
Digital displays	(18,027)	(304)
Storm reconstruction	(7,077)	—

Free cash flow	$29,178	$56,670

	March 31,	December 31,
	2006	2005
Selected Balance Sheet Data:
Cash and cash equivalents	7,139	19,419
Working capital	127,870	93,816
Total assets	3,780,481	3,737,079
Total debt (including current maturities)	1,732,530	1,576,326
Total stockholders’ equity	1,731,718	1,817,482

	Three Months Ended
	March 31,
	2006	2005
Other Data:
Cash flows provided by operating activities	$34,921	$24,456
Cash flows used in investing activities	111,771	79,903
Cash flows provided by financing activities	64,570	18,797

Reconciliation of Free Cash Flow to Cash Flows Provided by
Operating Activities:
Cash flows provided by operating activities	$34,921	$24,456
Changes in operating assets and liabilities	37,783	54,413
Total capital expenditures	(46,558)	(20,497)
Preferred stock dividends	(91)	(91)
Other	3,123	(1,611)

Free cash flow	$29,178	$56,670

Reconciliation of EBITDA to Net income:
EBITDA	$101,831	$96,409
Less:
Non-cash compensation	2,998	—
Depreciation and amortization	73,178	69,238
Gain on disposition of assets	(1,678)	(1,958)

Operating Income	27,333	29,129

Less:
Interest income	(227)	(452)
Interest expense	24,843	20,862
Income tax expense	1,177	3,684

Net income	$1,540	$5,035

	Three Months ended
	March 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2006	2005	% Change
Reported net revenue	$253,333	$232,829	8.8%
Less net revenue — Obie markets	(11,566)	(9,588)
Acquisitions and divestitures, excluding the Obie markets	—	4,348

Pro forma net revenue, excluding the Obie markets	$241,767	$227,589	6.2%

Reported direct advertising and G&A expenses	$141,523	$127,231	11.2%
Less direct advertising G&A expenses — Obie markets	(9,271)	(6,519)
Acquisitions and divestitures, excluding the Obie markets	—	3,213

Pro forma direct advertising and G&A expenses, excluding the Obie markets	$132,252	$123,925	6.7%

Reported outdoor operating income	$111,810	$105,598	5.9%
Less outdoor operating income — Obie markets	(2,295)	(3,069)
Acquisitions and divestitures, excluding the Obie markets	—	1,135

Pro forma outdoor operating income, excluding Obie markets	$109,515	$103,664	5.6%

Reported Corporate expenses	$9,979	$9,189	8.6%
Acquisitions and Divestitures, excluding the Obie markets	—	—

Pro forma Corporate expenses, excluding the Obie markets	$9,979	$9,189	8.6%

Reported EBITDA	$101,831	$96,409	5.6%
Less EBITDA — Obie markets	(2,295)	(3,069)
Acquisitions and divestitures, excluding the Obie markets	—	1,135

Pro forma EBITDA, excluding the Obie markets	$99,536	$94,475	5.4%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2005 for acquisitions and divestitures for the same time frame as actually owned in 2006, excluding the operating results of the Obie markets. As a result, our pro forma results for each of the 2006 period and the 2005 period (with respect to the portion of such period in which we operated the Obie markets) exclude the operating results from the Obie markets.

	Three Months ended
	March 31,
	2006	2005
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$111,810	$105,598
Less: Corporate expenses	(9,979)	(9,189)
Non-cash compensation	(2,998)	—
Depreciation and amortization	(73,178)	(69,238)
Plus: Gain on disposition of assets	1,678	1,958

Operating income	$27,333	$29,129